Exhibit 10.1

EXECUTION COPY

DEVELOPMENT AND SUPPLY AGREEMENT

         THIS DEVELOPMENT AND SUPPLY AGREEMENT (this “Agreement”), made and entered into as of this 18th day of June, 2008 between Vision-Sciences, Inc. (“VSI”), a Delaware, corporation, having offices at 40 Ramland Road, Orangeburg, NY, 10962, USA., and SpineView, Inc. (“SpineView”), a Delaware corporation having offices at 48541 Warm Springs Boulevard, Suite 507, Fremont, CA 94539.

RECITALS

A.            VSI is engaged in the development, manufacturing and marketing of advanced endoscopic technologies used for minimally invasive diagnostic and therapeutic medical procedures, and incorporating advanced video and other visualization technologies.

B.            SpineView is engaged in the development and manufacturing of miniature, minimally invasive, disposable surgical devices (the “Product”) that include reusable endoscopes for visualization, together designed initially for use in spinal surgeries.

C.            Pursuant to a Term Sheet dated May 12, 2008, VSI and SpineView agreed that VSI will develop and manufacture a video-base endoscope for use with the Product (the “Scope”), using a small insertion tube, containing a CCD (charge coupled device) based camera at the tip.

D.            Upon the completion of the development work described below, SpineView agrees to purchase Scopes from VSI in accordance with and subject to the terms of this Agreement.

AGREEMENT

The parties agree as follows:

Article 1 – Definitions

(1)           “Authorized Representative” used in this Agreement shall mean any representative of VSI, authorized by VSI to repair Scopes.

(2)           “Development” used in this Agreement shall mean the development of the Scopes by VSI.

(3)           “Intellectual Property Rights” used in this Agreement shall mean patents and all applications, continuations, continuations-in-part and divisionals with respect thereto; copyrights, and all other rights in works of authorship recognized in any jurisdiction; trade secrets; trademarks, service marks, logos and product names; all applications, registrations and renewals with respect to any of the foregoing; moral rights;

all other intellectual property rights and rights in trade secrets that may be recognized in any jurisdiction; and all rights to sue for and remedies against past, present and future infringements or misappropriations of the foregoing.

(4)           “Manufacture” used in this Agreement shall mean the manufacture, assembly, quality testing, packaging and labeling of the Scopes by VSI, or VSI’s sub-contractors.

(5)           “Next Round of Financing” used in this Agreement shall mean any transaction or a series of related transactions in which SpineView sells to one or more third-party investors, shares of any class of its share capital.

(6)           “Scopes” used in this Agreement shall mean the endoscope and its electronic control unit Developed or Manufactured by VSI, as described in the Specifications, and any of their successors, modifications or replacements.

(7)           “Specifications” used in this Agreement shall mean with respect to the Scopes, the specifications set forth in Exhibit A hereto.

Article 2 – Development

(1)           VSI shall develop the Scope in accordance with the Specifications with due care and skill and in a professional manner.

(2)           In connection with the Development, the parties anticipate that VSI will meet the following milestones (each, a “Milestone”):

a.     VSI shall deliver a working prototype of the Scope on or before Sept 15, 2008 (the “First Milestone”); and

b.     VSI shall deliver a fully functional Scope on or before February 15, 2009 (the “Second Milestone”).

(3)           Upon receipt of the prototype Scope and the fully functional Scope, SpineView shall evaluate it for conformity to the Specifications and the absence of defects and errors. SpineView shall notify VSI in writing of any defect or nonconformance to the Specification within fifteen (15) days. If SpineView fails to notify VSI of its findings within the fifteen (15) days, the Milestone shall be considered achieved. Any defects or non-compliance will be corrected by VSI as soon as possible but no later than thirty (30) working days thereafter, unless otherwise agreed to in writing between the parties.

(4)           If VSI fails to a timely achieve a Milestone, SpineView shall automatically grant VSI an additional sixty (60) days to achieve such Milestone.  If VSI fails to meet the adjusted Milestone, SpineView may, at its option: (i) extend the performance date or time for correction, as applicable; or (ii) terminate this Agreement by giving notice to VSI.

(5)           Upon satisfactory completion of the Second Milestone in accordance with the terms of this Agreement SpineView shall be obligated to complete its purchase of the Initial Order (as defined in Article 3(1)).

(6)           SpineView shall pay VSI a non-recurring engineering fee in the amount of U.S. $225,000 (the “NRE Fee”). SpineView shall pay the NRE Fee upon (i) ten (10) days of the closing of SpineView’s Next Round of Financing, and (ii) VSI’s delivery of the first working prototype.

(7)           SpineView shall reimburse VSI for all external charges for molds, tools and set-ups directly related to the Scope’s development. The parties estimate that VSI’s total out of pocket expenses shall not exceed the sum of $40,000.  VSI shall send SpineView a copy of the original invoice for each expense.  SpineView shall reimburse VSI within 30 days following the receipt of such invoice.

Article 3 – Sale and Purchase; Initial Order

(1)           By execution hereof, and subject to VSI’s achievement of the Second Milestone, SpineView hereby places a firm purchase order for fifty (50) units of the Scope for an initial purchase price of U.S. $27,000 per Scope (the “Initial Order”).

(2)           SpineView shall pay U.S. $135,000 as a nonrefundable 10% deposit against the purchase price for the Initial Order, upon the earlier of (i) ten (10) days of the closing of SpineView’s Next Round of Financing or (ii) VSI’s achievement of the Second Milestone.  The balance of the Initial Order purchase price, in the amount of $1,215,000, shall be due and payable by SpineView thirty (30) days after delivery of the Initial Order.

Article 4 – Purchase Forecast; Sales Terms

(1)           From and after VSI’s fulfillment of the Initial Order, VSI shall, during the terms of this Agreement, Manufacture and sell to SpineView and SpineView shall purchase from VSI the Scopes on the terms and conditions set forth in this Agreement.

(2)           VSI undertakes to Manufacture the Scopes for SpineView on a regular and ongoing basis, according to quality standards, in conformity with the Specifications and with the terms and conditions of this Agreement.

(3)           SpineView shall have the right to observe the Scopes in the process of Manufacture and to inspect finished Scopes at any time during normal business hours, either at the manufacturing facilities or at the storage facilities of VSI.

(4)           VSI agrees that SpineView, or a third party on its behalf, shall be entitled, during normal business hours and upon reasonable advance notice, to perform a quality audit of VSI’s Scope manufacturing operations and VSI shall respond to all reasonable audit findings in a timely manner.

(5)           SpineView shall advise VSI, within thirty (30) days after the delivery of the Initial Order, of SpineView’s estimate of its monthly aggregate demand for the Scopes for the twelve (12) month period commencing on such date (“Purchase Forecast”).  On a monthly basis, SpineView shall provide VSI with an updated rolling Purchase Forecast for SpineView’s anticipated aggregate requirements for Scopes during the successive twelve (12) month period.  The first six (6) months of each Purchase Forecast shall be considered a “firm” order, and SpineView shall be required to purchase, and VSI shall manufacture and deliver, Scopes in accordance with such order. The final six (6) months of the Purchase forecast shall not be considered a “firm” order.  VSI shall maintain, at its expense, an adequate inventory of raw materials and components to produce Scopes sufficient to fulfill each firm order.

SpineView may increase or decrease the fourth, fifth and sixth months of each Purchase Forecast by up to ten percent (10%), without the consent of VSI. If SpineView anticipates ordering more than 1,000 Scopes in any one year period, SpineView agrees to provide VSI with, to the extent possible, at least six months advance notice to enable VSI to take any necessary action to supply the increasing quantities, including further expanding its manufacturing facility.

(6)           Payment terms shall be net 30 days from the date of VSI’s invoice; all payments shall be made in U.S. dollars.  Any amount payable to VSI which is not paid within thirty (30) days of the due date shall bear interest at the rate of 1.5% per month from the invoice date.

(7)           All prices shown are exclusive of any applicable tax.  Any tax that VSI is required to collect in connection with the sale of Scopes shall be in addition to the price and shall be entirely for VSI’s account.  VSI shall retain a purchase money security interest in the Products until all payments have been received in full by VSI.

(8)           Return of Scopes shall require prior consent of VSI and the provision of a return goods authorization (“RGA”) to SpineView. An RGA is required for any return request.

(9)           All shipments of Scopes are made F.O.B. Orangeburg or VSI’s manufacturing facility. Title shall pass to SpineView upon delivery to the Carrier.

(10)         SpineView will not divert any shipment that would be (i) contrary to any applicable law; (ii) for resale and/or transfer to any party unless approved in writing by VSI; or (iii) for shipment or use outside of the U.S., unless approved by VSI in writing. If so approved, SpineView warrants it will comply with all applicable laws as then in effect, including without limitation, the Export Administration Regulations, as amended, the

U.S. Foreign Corrupt Practices Act of 1977, as amended, and the Office of Foreign Asset Control Regulations.  SpineView warrants that no Scope or part of any Scope shall be utilized in any non-medical type application, including but not limited to (x) nuclear application or use; (y) weapons systems or other similar military use; or (z) medical or other FDA-regulated applications (other than medical procedures consistent with the Scope’s and the Product’s approved use).

(11)         SpineView shall inspect all Scopes for conformance to the Specifications and shall notify VSI of any non-conformance not later than the earlier of (i) fifteen (15) days from date of receipt by SpineView; or (ii) the date of use of the Scope(s) by SpineView.

Article 5 – Price

Other than the Initial Order, the purchase price for Scopes during the twelve month period after the Initial Order shall be $23,500 per Scope.

Article 6 – Shipment

The Scopes specified in a Purchase Forecast shall be shipped by VSI to SpineView according to the shipping schedule under the Purchase Forecast.  VSI will provide adequate packing for the Scopes in such method as VSI may consider sufficient to protect the quality of the Scope in transit under normal conditions.

Article 7 – Exclusivity

In recognition of VSI’s technological, financial and logistical contributions to the Development, VSI shall be SpineView’s sole and exclusive supplier of visualization means for use with the Product and any additional products developed by SpineView, and SpineView undertakes to purchase the Scope and any successor scope exclusively from VSI.

Article 8 – Warranty

(1)           VSI warrants, that each of the Scopes sold by it shall: (i) conform to the Specifications in all respects, (ii) be manufactured and inspected in accordance with ISO 9001:2000 quality requirements or more recent ISO quality system standards for which VSI is certified, and (iii) be manufactured in a good and workmanlike manner and be free from any defects in material and workmanship, for a period of twelve (12) months from the invoice date of such Scopes (the “Warranty Period”).  VSI’s liability under the provisions of this Article shall be limited to the repair or replacement of defective Scopes, to be performed at the expense of VSI or its Authorized Representative as set forth in Sections (1) through (3) hereof.

(2)           SpineView shall inspect the Scopes upon receipt as described in Article 4(11).  If SpineView finds that any Scope received from VSI is defective during such period or during the Warranty Period, SpineView shall send a claim to VSI stating in detail the alleged defects, accompanied by supporting documents and data, and upon receipt of an RGA issued in accordance with Article 4(8), shall return the defective Scope to VSI or its Authorized Representative.

(3)           All Scopes to be returned to VSI or its Authorized Representative under the provisions of this Article shall be sent by transportation acceptable to VSI or its Authorized Representative.  When a Scope is returned under the provisions of this Article, SpineView shall prepay the freight cost of the return and shall be responsible for all damages resulting from improper packing or handling, notwithstanding any defect in the Scopes.

(4)           If VSI or its Authorized Representative finds that the Scope so returned by SpineView is not defective, VSI or its Authorized Representative shall notify SpineView and have the right to return such Scope to SpineView at SpineView’s expense.  If the returned Scope is found by VSI or its Authorized Representative to be defective, VSI or its Authorized Representative shall at no charge to SpineView, and at the option of VSI or its Authorized Representative, repair such defective Scope so as to remove such defect, or replace such defective Scope with another Scope of good quality, and shall, at the expense of VSI or its Authorized Representative, ship to SpineView such repaired or replaced Scope within a period of thirty (30) days after receipt of such Scope by VSI.

Article 9 – Term of Agreement

(1)           This Agreement shall become effective as of the date first above written, and shall continue in full force and effect for four (4) years from the date of the delivery of the Initial Order, unless renewed or earlier terminated pursuant to the provisions of this Article or Article 10 or any other provision contained herein.

(2)           After the first period of five (5) years, this Agreement shall automatically renew for successive one (1) year periods, unless either party gives the other notice of its intention not to renew this Agreement at least six (6) months prior to the expiration of the original term of this Agreement or any renewal term.

(3)           The provision of Articles 11 through 13 and 15 through 20 shall survive and continue to be effective after any expiration or termination of this Agreement.

Article 10 – Earlier Termination

(1)           If either party hereto continues in default of any material obligations imposed on it herein for more than sixty (60) days after receipt of notice by the non-defaulting party requesting the defaulting party to remedy such default, then the non-defaulting party may terminate this Agreement by notice to the defaulting party, whereupon this Agreement shall terminate.

(2)           In addition, either party may immediately terminate this Agreement, at any time during the term of this Agreement, upon notice to other party in any of the following events:

(a)       The non-terminating party becomes insolvent, stops payment, files or has been filed against it a petition seeking any relief under any bankruptcy law, or a receiver or trustee is appointed for its property;

(b)      The non-terminating party has filed or has been filed against it an application for composition, readjustment or commencement of procedures for corporate reorganization; or

(c)       The non-terminating party enters liquidation or dissolution;

(3)           All firm orders entered into prior to the expiration or termination of this Agreement shall be honored by the parties in accordance with the terms of this Agreement, unless the parties agree to different terms in writing except upon the occurrence of events described in Article 10(2), or if VSI terminates due to a default of SpineView.

(4)           Notwithstanding the foregoing, the expiration or termination of this Agreement, for any reason whatsoever, will not release the parties from (i) obligations, duties or liabilities that have been incurred prior to such expiration or termination; and (ii) obligations, duties or liabilities which, from the context hereof or the nature thereof, are intended to survive the expiration or termination of this Agreement.

Article 11 – Secrecy and Confidentiality

Each party shall continue to abide by the terms of the Nondisclosure Agreement between the parties hereto dated as of June 1, 2007, the terms of which are incorporated herein by reference.  SpineView acknowledges that the VSI may be required to disclose this Agreement in filings with the Securities and Exchange Commission, and consents to such disclosure.

Article 12 – Indemnity

VSI shall defend and indemnify SpineView, its officers, directors, agents, employees, shareholders, successors and assignees (each, an “Indemnitee”), and each of them, from and against, any and all claims, actions and suits, and from and against any and all liabilities, judgments, losses, damages, costs, charges, attorney’s fees and other expenses (“Claims”) of every nature or character regarding any death or personal injury caused by or resulting from VSI’s failure to Manufacture the Scopes in accordance with the Specifications. VSI shall not be liable for any Claims arising out of the misuse or alteration of the Scopes, or the use of the Scopes in connection with the Product.

SpineView shall assume full liability regarding, and hold harmless and immediately defend and indemnify VSI, its Indemnitees, and each of them, from and against, any and all claims of any nature whatsoever, or property damages, of any nature whatsoever, caused by or resulting from sales, use or distribution of the Products or the Scopes and any successor product designed, developed or produced by SpineView, whether or not sold with a Scope, including, without limitation, from the design and/or manufacture, assembly, production, packaging, instruction for use or maintenance of the Products, or otherwise.

In all events, the foregoing obligations are conditioned upon the indemnifying party having sole control of the defense and/or settlement, the indemnified party notifying indemnifying party promptly in writing of such claim or suit and giving indemnifying party all information in its possession known by indemnified party to be relevant to the claim or defense, and indemnified party cooperating with indemnifying party in the defense and/or settlement or such claim.

Article 13 – Limitations on Liability

To the fullest extent permitted by applicable law, the total aggregate liability of VSI to SpineView, regardless of whether such liability is based on breach of contract, tort, strict liability, breach of warranty, failure of essential purpose or otherwise, in connection with the Development and Manufacture of the Scopes and any other services provided hereunder shall be limited to the purchase price of the Scopes actually paid to VSI.  In no event will VSI (or its subcontractors) be liable hereunder for consequential, incidental, indirect, punitive or special damages (including loss of profits, data, business or goodwill), or any other damages not measured by the prevailing party’s actual damages, regardless of whether such liability is based on breach of contract, tort, strict liability, breach of warranty, failure of essential purpose or otherwise, even if advised of the likelihood of such damages.

Article 14 – General Representations

Either party hereby warrants, confirms and undertakes that:

(1)           It has the corporate power and authority to enter into this Agreement and to consummate the transactions contemplated therein.

(2)           The execution, delivery and performance of this Agreement have been duly authorized by all necessary corporate action (including approval by the independent members of each party’s board of directors) and this Agreement constitutes a valid, legal and binding agreement of such party, enforceable against it in accordance with its terms.

(3)           The execution, delivery and performance of this Agreement by it will not (i) violate, or result in a default under any note, agreement, contract, understanding, arrangement, restriction or other instrument or obligation to which it is a party or by which it may be bound; or (ii) violate any order, award, injunction, judgment or decree to which it is subject; or (iii) violate any applicable laws or regulations of its home country.

Article 15 – Intellectual Property Rights

Each party shall continue to own its respective Intellectual Property Rights.  Each party acknowledges the others exclusive right, title and interest in any and all Intellectual Property Rights pertaining to, in the case of VSI, the Scopes and any subsequent or related developed scope, and in the case of SpineView, the Product, and any subsequent or related product (with the exception of the Scope), and each party undertakes that it shall not do, or cause to be done, any acts or things contesting or in any way impairing or tending to impair any portion of the other party’s right, title and interest in and to the aforementioned other party’s Intellectual Property Rights or represent in any manner that it possesses any ownership interest in the aforementioned Intellectual Property Rights or the registration thereof.  Nothing contained in this Agreement shall be construed as transferring to either party any of the other party’s Intellectual Property Rights or those trademarks, trade names or equivalents which are in the possession or under the control of the other party, or as granting to either party as license to use such trademarks, trade names or equivalents, unless otherwise expressly provided herein.

Article 16 – Non-Assignability

(1)           Neither party shall be entitled to assign its rights and obligations under this Agreement without the other party’s written consent; provided, however, that either party may, without such consent, assign this Agreement and all the rights, obligations and interests of such party under this Agreements to any of its affiliates, provided that such affiliate’s financial condition is not less favorable than the financial condition of the party hereto; and provided further that either party (after providing notice thereof to the other party) may assign this Agreement in connection with any sale or transfer of substantially all of its business, whether by way of sale of assets, sale of stock, merger or otherwise.  This Agreement shall be binding upon and inure to the benefit of the successors and permitted assigns of the parties hereto and, to the extent any successor or assign is not bound by operation of law, the assigning party shall cause such successor or assign to expressly agree in writing to be bound by this Agreement prior to consummation of the transaction resulting in such assignment.

(2)           This Article shall not prevent VSI from using subcontractors or Authorized Representatives to perform certain duties under this Agreement, provided, however, that VSI will be solely responsible for the quality and proper performance of VSI’s duties under this Agreement by any such subcontractors or Authorized Representatives.

Article 17 – Arbitration

Except as specifically provided otherwise herein, any disagreement or dispute between the parties arising out of or related to this Agreement, or the breach or making hereof (a “Dispute”), shall be resolved in the manner provided in this Article 17.  Should there develop a Dispute, such Dispute shall be resolved in the order of preference of subsections (1) though (4) below.

(1)         The party shall notify the other party.  The parties shall negotiate in good faith to attempt to resolve such Dispute.  No settlement reached under this Article 17 shall be binding on the parties until reduced to writing signed by the parties.  The existence and substance of any negotiations pursuant to this Article 17 shall be considered confidential under this Agreement, shall be treated as compromise and settlement negotiations for purposes of Federal Rule of Evidence 408 and any comparable provision, and shall not be used by any party in any court, agency or tribunal in any country for any reason.

(2)         If the parties are unable to resolve any outstanding Dispute(s) as provided above, then such outstanding Dispute(s) shall be submitted to arbitration in New York, New York in accordance with the provisions of this Article 17 and the Commercial Arbitration Rules of the American Arbitration Association (“AAA”) as then in effect before a single arbitrator.  The arbitrator shall base any award on this Agreement and applicable law and judicial precedent and shall accompany the award with a written explanation of the reasons for the award.  The arbitration shall be governed by the substantive laws of the State of New York applicable to contracts made and to be performed therein, and judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction thereof.

(3)         If the parties cannot agree on a single arbitrator within fifteen (15) days following notice by any party commencing arbitration under this Article 17, the AAA shall select the arbitrator.

(4)         Any party is entitled to raise in an arbitration pursuant to this Article 17, any other Dispute arising out of or related to this Agreement. Nothing in this Article 17 shall preclude any party from seeking equitable relief solely to the extent necessary to prevent immediate, irreparable harm to its interests.

Article 18 – Applicable Law; Waiver

(1)           This Agreement shall be construed and interpreted exclusively in accordance with the laws of the State of New York. Each of the parties hereto submits to the exclusive jurisdiction and venue of any competent court located in the borough of Manhattan in New York City, New York.

(2)           The waiver of any default under this Agreement by either party shall not constitute a waiver of any rights for any subsequent default.

Article 19 – Force Majeure

Neither party shall be liable to the other party for nonperformance or delay in performance of any of its obligation under this Agreement due to causes reasonably beyond its control which cannot be practically remedied by such party, and which arises without the fault or negligence of such party, and that such party could not be reasonably expected to have taken such event and its effects upon its ability to perform into account at the time of signing this Agreement, including fire, flood, general strikes, unavoidable accidents, governmental regulations, riots and insurrections.  Upon occurrence of such a force majeure event, the affected party shall immediately notify the other party thereof with as much detail as possible and shall promptly inform the other party of any further development.  Immediately after the force majeure event is removed, the affected party shall perform such obligations with all due speed unless this Agreement is previously cancelled or terminated in accordance with Articles 10 or 11 hereof as the case may be. If such event of force majeure shall continue for a period of more than 90 days the other party shall be entitled to terminate this Agreement by giving a notice to the affected party.

Article 20 – Notices

(1)           All notices, demands or other communications to be given or delivered under or by reason of the provisions of this Agreement shall be in writing and shall be deemed to have been given when (i) delivered personally to the recipient, (ii) sent to the recipient by reputable express courier service (charges prepaid), (iii) mailed to the recipient by certified or registered mail, return receipt requested and postage prepaid, or (iv) telecopied to the recipient (with hard copy sent to the recipient by reputable overnight courier service (charges prepaid) that same day).  Such notices, demands and other communications shall be sent to the parties at the addresses indicated below:

To SpineView:
Mr. Roy Chin, CEO
SpineView, Inc.
48541 Warm Springs Boulevard
Suite 507
Fremont, CA 94539
Facsimile No. +1-510-623-1093

To VSI: Mr. Ron Hadani, President & CEO
Vision-Sciences, Inc.
40 Ramland Rd
Orangeburg, NY 10962, USA
Facsimile No. +1-845-365-0620

(2)           Either party may change its address or facsimile number for the purpose of this Article by notice given to the other party in the manner set forth in this Article.

Article 21 – Regulatory Requirements

SpineView shall be solely responsible for obtaining all regulatory clearances necessary to sell the Products and the Scopes, including obtaining FDA approval and CE clearance, and complying with any and all standards and requirements regarding the use and sale of the Products and Scopes.  VSI will reasonably assist SpineView in obtaining any such necessary regulatory approvals or clearances in connection with the Scope.

VSI shall be solely responsible for complying with standards and requirements regarding the Manufacture of the Scopes under laws, regulation, orders or otherwise in the U.S.A. and EU.

Article 22 – Disclaimer of Agency

This Agreement shall not constitute either party as the legal representative or agent of the other party, nor shall either party have the right or authority to assume, create or incur any liability or any obligation of any kind, express or implied, against or in the name of or on behalf of the other party.

Article 23 – Entirety

This Agreement embodies the entire agreement and understanding between the parties hereto relative to the subject matter hereof, and there are no understandings, agreements, conditions or representations, oral or written, expressed or implied, with reference to the subject matter hereof that are not merged herein or superseded hereby.  No modification hereof shall be of any force or effect unless reduced to writing and signed by the authorized representatives of the parties hereto.

[Signatures on Next Page]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized representatives as of the date first above written.

VISION-SCIENCES, INC.		SPINEVIEW, INC.

By:	/s/ Ron Hadani	By:	/s/ Roy Chin
Name: Ron Hadani		Name: Roy Chin
Title: President & CEO		Title: President & CEO

EXHIBIT A

SPECIFICATIONS

[Marking Specifications]

The “SpineView” name and logo shall be imprinted on the Scope Handle.

The secondary “Manufactured by Vision Sciences” name and logo with appropriate smaller font shall be imprinted on the Scope Handle.